Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-163553, 333-129620, 333-204211 and 333-254721) on Form S-8 and Registration Statements (Nos. 333-208091, 333-255373, and 333-282266) on Form S-3 of CPS Technologies Corporation (the Company) of our report dated March 13, 2024, relating to the financial statements of the Company, appearing in this Annual Report on Form 10-K of CPS Technologies Corporation for the year ended December 28, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 17, 2025